Exhibit 10.17

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), made as of this 17th day of June 2013 (the “Effective Date”), is entered into by Civitas Therapeutics, Inc., a Delaware corporation with its principal place of business at 190 Everett Avenue Chelsea, MA 02150 (the “Company”), and Glenn Batchelder, residing at [—] (the “Executive”).

Whereas, the Company and the Executive previously entered into an Executive Employment Agreement, dated as of December 27, 2010 (the (“Prior Agreement”);

Whereas, the Board of Directors of the Company (the “Board of Directors”) recognizes that the possibility of the termination of the Executive’s employment exists for Good Reason (as defined below) or for reasons other than Cause (as defined below), particularly in connection with a change in the Executive’s position with the Company, and that such possibility may result in the distraction of the Executive to the detriment of the Company and its stockholders;

Whereas, the Board of Directors believes that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Executive without distraction from the possibility of the termination of the Executive’s employment for Good Reason or for reasons other than Cause;

Whereas, in order to provide the Executive with sufficient encouragement to remain with the Company notwithstanding the possibility of the termination of the Executive’s employment for Good Reason or for reasons other than Cause, the Board of Directors believes that it is imperative to provide the Executive with certain benefits under the circumstances described below; and

Whereas, the Company and Executive now desire to amend and restate the Prior Agreement to provide for the rights and privileges as set forth herein.

In consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:

1. Employment/Duties. During the Employment Period (as defined below), the Executive shall serve as President and Chief Executive Officer of the Company, or such other role as mutually agreed upon by the Company and the Executive, and shall have all the duties, responsibilities and authority commensurate with such position and such additional duties as may be determined by the Board of Directors. The Executive shall be based at the Company’s principal place of business in the greater Boston, Massachusetts metropolitan area, or such place or places in the continental United States as the Board of Directors shall determine. The Executive shall report to, and be subject to the general supervision of, the Company’s Board of Directors or such other person as mutually agreed upon by the Company and the Executive.

The Executive agrees to devote substantially all of his business time, attention and energies to the business and interests of the Company during the Employment Period; provided, however, that the Executive may be permitted to engage in other activities, including membership on boards of directors of other businesses or non-for-profit organizations, so long as such activities do not materially interfere with the performance of the Executive’s duties under this Agreement and have been disclosed to and approved in advance by the Board of Directors. The Executive agrees to abide by the rules, regulations, personnel practices and policies of the Company, as adopted and amended from time to time by the Company, provided, that such rules, regulations, practices and policies are not inconsistent with the terms and conditions of this Agreement and have been disclosed to the Executive.

Further, the Executive shall be a member of the Board of Directors, (a) during the period of time that the Executive serves as the Chief Executive Officer of the Company and (b) subject to the terms and conditions of that certain Second Amended and Restated Voting Agreement between the Company, the Executive and the other parties thereto dated on or about the date hereof (the “Voting Agreement”), during the one (1) year period of time after the Executive ceases to serve as the Chief Executive Officer. The Company shall reimburse the reasonable business expenses in connection with the Executive’s duties as a member of the Board of Directors in accordance with the Company’s generally applicable policies.

2. Effective Date/Period of Employment. This Agreement will become effective on the Effective Date, and shall continue until terminated in accordance with the provisions of Section 4 (the “Employment Period”), subject to Section 9.14.

3. Compensation and Benefits.

3.1. Base Salary. During the Employment Period, the Company shall pay the Executive a base salary of $374,850 calculated on an annual basis (“Base Salary”), paid in periodic installments in accordance with the Company’s customary payroll practices. The Base Salary shall be reviewed no less frequently than annually. In addition, the Base Salary shall be increased by $20,000.00 immediately upon a Value Creation Event. A “Value Creation Event” means the first to occur of: (a) an Acquisition (as defined in the Stock Restriction Agreements (as defined below) in which the amount of cash consideration and the fair market value of any securities received by the Company and/or its stockholders is equal to or greater than $60,000,000.00 (which, for clarity, shall not include consideration contingent upon events or performance occurring after the closing of such Acquisition, unless and until such contingent consideration is received by the Company and/or its stockholders); or (b) the Company receiving at least $15,000,000.00 of revenues and/or equity financing in addition to the aggregate of $20,000,000.00 of gross proceeds from the financings contemplated by the Series A Preferred Stock Purchase Agreement by and among the Company and certain investors dated on or about the date of this Agreement (the “Series A Purchase Agreement”), which may include amounts received: (i) as fees, payments or other revenues from companies, foundations, governmental agencies and other sources, whether as a result of intellectual property licenses, collaboration agreements, grants or other bases; and (ii) gross proceeds from equity financings, provided that a maximum of $7,500,000.00 of gross proceeds from the Purchasers (as defined in the Series A Purchase Agreement) shall count towards the $15,000,000.00 threshold.

3.2. Bonus.

(a) Annual Bonus Opportunity. During the Employment Period, the Executive may be eligible to receive an annual bonus no later than sixty (60) days after the end of each calendar year, as determined by the Board of Directors (or its Compensation Committee) in its discretion, which bonus, if awarded, may be payable by cash or award under the Company’s then-current stock incentive plan, as determined by the Board of Directors (or its Compensation Committee) in its discretion.

(b) Special Bonus Opportunity. Upon the occurrence of a Value Creation Event, the Executive shall be paid a special bonus in an amount equal to $20,000.00 multiplied by the number of years elapsed from the Effective Date of the Prior Agreement until such occurrence (including fractional periods), which special bonus shall be in addition to and determined separately from any awarded bonuses as a result of the annual bonus opportunity described in Section 3.2(a), and which will be paid on the next payroll date following the occurrence of the Value Creation Event.

(c) Retention Bonus. If (i) the Executive does not elect to terminate his employment for reasons other than Good Reason prior to the earlier of (x) the consummation of a Qualified Equity Financing (as defined below) or (y) the Company’s hiring of a Chief Executive Officer that is not the Executive (such earlier date, the “Transition Date”), and (ii) the Executive’s employment is not terminated for Cause, then the Executive shall be paid a lump sum retention bonus in an amount equal to $93,712.50 (the “Retention Bonus Amount”) which will be paid (A) on the schedule set forth in Section 5.1(c) if the Transition Date occurs in connection with the termination of the Executive’s employment at the election of the Executive for Good Reason or at the election of the Company for reasons other than Cause or (B) otherwise on the next payroll date following the Transition Date. In addition, the Retention Bonus Amount shall be payable to Executive to the extent provided in Section 5.1(b). A “Qualified Equity Financing” means (1) the Company receiving after the Effective Date at least $26,000,000.00 of cash from revenues and/or financing transactions, which may include amounts received: (i) as fees, payments or other revenues from companies, foundations, governmental agencies and other sources, whether as a result of intellectual property licenses, collaboration agreements, grants or other bases; and (ii) gross proceeds from financing transactions, or (2) an Acquisition with sufficient proceeds legally available to distribute proceeds to the holders of Company common stock after the satisfaction of the Company’s preferred stockholders’ liquidation preference as provided in the Company’s Certificate of Incorporation.

3.3. Equity Compensation. The Company and the Executive are party to a certain Amended and Restated Stock Restriction Agreement dated as of December 27, 2010, as hereby amended, and a Stock Restriction Agreement dated as of December 27, 2010, as hereby amended (collectively, the “Stock Restriction Agreements”) and a certain Incentive Stock Option Agreement evidencing the grant on March 20, 2012 of 200,000 shares of the Company’s common stock as hereby amended (the “2012 Option Agreement”). The Company and the Executive shall enter into a certain Incentive Stock Option Agreement in substantially the form attached hereto as Exhibit A (the “2013 Option Agreement”, collectively with the 2012 Option Agreement, the “Option Agreements”) evidencing the grant on January 31, 2013 of 200,000 shares of the Company’s common stock upon the determination by the Board of Directors of the exercise price per share of such option shares.

3.4. Benefits. During the Employment Period, the Executive shall be entitled to participate in all benefit programs that the Company makes available to its employees, if any, to the extent that Executive’s position, tenure, health and other qualifications make the Executive eligible to participate. The Executive shall be entitled to take paid vacation consistent with the company’s employee benefits policy in addition to customary business holidays approved by the Board of Directors for the Company’s employees generally. The Executive shall notify the Board of Directors when the Executive intends to take vacation.

3.5. Reimbursement of Expenses.

(a) The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of the Executive’s duties, responsibilities or services on behalf of the Company under this Agreement, in accordance with policies and procedures, and subject to reasonable limitations, adopted by the Company from time to time.

(b) Executive acknowledges that the Company reimbursed the Executive for up to Thirty Thousand Dollars ($30,000.00) of income tax payable by the Executive as a result of the grant of shares of the Company’s common stock evidenced by the Amended and Restated Stock Restriction Agreement dated on or about the date hereof.

3.6. Withholding. All salary, bonus and other compensation payable to the Executive during the Employment Period shall be subject to applicable required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.

4. Termination of Employment Period. The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

4.1. By the Company for Cause. At the election of the Company, for Cause, provided that prior to a termination of the Executive’s employment pursuant to subsection (iii), below, the Executive shall have thirty (30) days to cure in all material respects such Cause event(s) following the Executive’s receipt of written notice by the Company, which notice shall specifically identify the Cause upon which the termination is based and after the Executive has been given such notice. For the purposes of this Section 4.1, “Cause” means (i) the Executive’s conviction of, or guilty plea to, a felony, (ii) the Executive’s commission of a fraudulent, illegal or materially dishonest act in connection with the Executive’s employment by the Company, as reasonably determined by the Board of Directors acting in good faith, or (iii) the Executive’s willful and repeated failure or refusal to attempt to perform the Executive’s duties to the Company or material breach of this Agreement or any other agreement between the Company and the Executive. The Executive shall be considered to have been discharged for “Cause” if (based on a final, unappealable judicial determination) the Executive has resigned from the Company without Good Reason (as defined in Section 4.3) to avoid a termination for Cause based on an event that occurred prior to such resignation (but not an event about which the Board of Directors had actual knowledge for more than ninety (90) days prior to such resignation).

4.2. Death or Disability. Upon the death or Disability of the Executive. For purposes of this Section 4.2, “Disability” means (i) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

4.3. By the Executive for Good Reason. At the election of the Executive, for Good Reason, provided that the Company shall have thirty (30) days to cure in all material respects such Good Reason event(s) following the Company’s receipt of the Executive’s written notice of such Good Reason event(s). For the purposes of this Section 4.3, “Good Reason” for termination shall mean (i) a reduction in the Executive’s Base Salary (other than in connection with a reduction in salary with respect to all other senior executives of the Company), (ii) any material diminution or other adverse change in the Executive’s authority, responsibilities or duties without the prior written consent of the Executive, (iii) a material breach by the Company of this Agreement or any other material agreement between the Company and the Executive, or (iv) the relocation, without the written consent of the Executive, of the place of business at which the Executive principally performs Executive’s duties hereunder to a location that is greater than 35 miles from place of business at which the Executive principally performs Executive’s duties hereunder immediately prior to such relocation. Notwithstanding the foregoing, (A) the Executive will be deemed to have given consent to the condition(s) described in this Section 4.3 if the Executive does not provide written notice to the Company of such Good Reason event(s) within ninety (90) days from first occurrence of such Good Reason event(s) and (B) to the extent the Company has not cured such Good Reason event(s) during the 30-day cure period, the Executive must terminate the Executive’s employment for Good Reason no later than one hundred and eighty (180) days following the occurrence of such Good Reason event(s) by providing the Company thirty (30) days prior written notice of termination, which may run concurrently with the Company’s cure period.

4.4. By the Company Not For Cause or By the Executive Not For Good Reason. At the election of the Company for reasons other than Cause, or the election of the Executive for reasons other than Good Reason, upon not less than thirty (30) days’ prior written notice of termination.

5. Effect of Termination.

5.1. Payments Upon Termination.

(a) In the event the Executive’s employment is terminated pursuant to Section 4.1, or by the Executive pursuant to Section 4.4, the Company shall pay to the Executive the “Accrued Benefits,” which shall mean: (i) any earned but unpaid Base Salary pursuant to Section 3.1 through the last day of the Executive’s actual employment by the Company; (ii) any unreimbursed expenses incurred through the last day of the Executive’s actual employment by the Company and reimbursable under Section 3.5; and (iii) all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement; but, for clarity, shall have no obligation to pay any bonus pursuant to Section 3.2.

(b) In the event the Executive’s employment is terminated pursuant to Sections 4.2, 4.3 or by the Company pursuant to Section 4.4, then the Company shall continue to pay to the Executive: (i) the Accrued Benefits; (ii) any annual bonus with respect to the calendar year ending on or preceding the date of termination, which has been determined by the Board of Directors (or its Compensation Committee) prior to the date of termination pursuant to Section 3.2 but is unpaid, which shall be payable at the time such bonuses would have been paid if the Executive was still employed with the Company and in accordance with Section 3.2(a); (iii) any special bonus to which the Executive is entitled pursuant to Section 3.2(b) as a result of a Value Creation Event occurring prior to, or within two (2) months after, such termination; (iv) Base Salary pursuant to Section 3.1 as in effect on the date of termination during the Severance Period (as defined below), provided however that, if the adjustment required by Section 3.1 as a result of a Value Creation Event has not yet been effected upon such termination, such adjustment shall be made for purposes of determining pay to the Executive pursuant to this Section 5.1(b)(iv) as though a Value Creation Event occurred prior to such termination; (v) reimbursement for COBRA continuation medical benefits for the Executive (and the Executive’s eligible dependents) during the Severance Period and until the earlier of (1) nine (9) months after the conclusion of the Severance Period or (2) the date Executive commences new employment and is eligible to receive comparable benefits; and (vi) if not previously paid in accordance with Section 3.2(c), the Retention Bonus Amount. Such payments of continued salary and any COBRA-continuation premium reimbursement shall begin on the sixtieth (60th) day after the date of termination and shall include any amounts due prior to such date, provided that the Retention Bonus Amount shall be paid upon the effective date of termination of employment. For the avoidance of doubt, unless otherwise elected by the Board of Directors, in its sole discretion and to the extent permitted under Section 409A of the of the Internal Revenue Code of 1986, as amended (the “Code”), to make payments sooner, any payments made pursuant to this Section 5.1(b) shall be subject to the Company’s standard payroll schedule during the Severance Period, For the purposes of this Section 5.1(b), “Severance Period” means the period beginning on the date of termination and continuing afterward for twelve (12) months, if such termination occurs within two (2) months prior to, or at any time following, an Acquisition (as defined in the Stock Restriction Agreements), or otherwise nine (9) months.

(c) All payments to be made (other than payment of the Retention Bonus Amount on the next payroll date following the Transition Date in accordance with Section 3.2(c)) or benefits to be provided to the Executive under this Section 5 shall be made within sixty (60) days following the termination of the Executive’s employment and (i) shall be contingent upon the execution (and non-revocation) within sixty (60) days following termination of employment by the Executive of a general release of the Company, its affiliates, stockholders, directors, officers, employees and agents from all claims (other than claims for any breaches under this Agreement for payments to be made, benefits to be provided or obligations to be performed following such termination, for any claims under the Voting Agreement or the

Consulting Agreement (as defined below), or for indemnification pursuant to the Company’s certificate of incorporation or by-laws), together with an agreement to not make any disparaging comments, statements or communications about the Company, its affiliates, stockholders, directors, officers, employees or agents, or its management or business practices for three (3) years following termination of the Executive’s employment, all in a form reasonably provided by the Company; (ii) shall be contingent upon the Executive’s compliance with all continuing obligations under the Company’s Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (the “Proprietary Rights Agreement”); and (iii) shall constitute the sole remedy of the Executive in the event of a termination of the Executive’s employment in the circumstances set forth in Section 5.1(b).

5.2. Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement (and for purposes of this Section 5.2, reference to “Agreement” shall include any other agreements between the Executive and the Company), no severance pay or benefits to be paid or provided to the Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Code Section 409A, and the final regulations and any guidance promulgated thereunder (collectively, the “Deferred Payments”) will be paid or otherwise provided until the Executive has a “separation from service” within the meaning of Code Section 409A.

(b) Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Code Section 409A at the time of the Executive’s termination (other than due to death), then the Deferred Payments that are payable within the first six months following the Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six months and one day following the date of the Executive’s separation from service. Notwithstanding anything herein to the contrary, if the Executive dies following the Employee’s separation from service, but prior to the six-month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments.

(d) This Agreement is intended to be exempt from the requirements of Code Section 409A so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt. The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A.

5.3. Consulting Arrangement. If (a) the Executive does not elect to terminate his employment for reasons other than Good Reason prior to the Transition Date, and (b) the Executive’s employment relationship is not terminated for Cause, then upon the termination of the Employment Period and effective as of such date, the Company and Executive shall enter into a Consulting Agreement in substantially the form attached hereto as Exhibit B (the “Consulting Agreement”). The Company and the Executive agree to report the provision of services by the Executive to the Company pursuant to the Consulting Agreement as not inconsistent with a “separation from service” as defined in the regulations under Section 409A of the Code.

5.4. Amendments to Restricted Stock Agreements and 2012 Option Agreement.

(a) Restricted Stock Agreements. Each of the Restricted Stock Agreements are hereby amended as follows:

(i) Sections 1(b) of each of the Restricted Stock Agreements are hereby deleted in their entirety and replaced as follows:

“(b) Accelerated Vesting Upon Certain Events Relating to Transition. All of the then Unvested Shares shall become Vested Shares upon the earlier of: (i) the Transition Date (as such term is defined in the Amended and Restated Executive Employment Agreement by and between the Company and Stockholder dated June 17, 2013 (the “Employment Agreement”)), (ii) Stockholder’s employment is terminated without Cause (as defined in the Employment Agreement) prior to the Transition Date, or (iii) Stockholder resigns from his employment for Good Reason (as defined in the Employment Agreement) prior to the Transition Date, provided that (x) Stockholder does not elect to terminate his employment for reasons other than Good Reason (as defined in the Employment Agreement) prior to the Transition Date, and (y) Stockholder’s employment is not terminated for Cause (as defined in the Employment Agreement) prior to the Transition Date.”

(ii) Except as modified hereby, all of the terms and conditions set forth in the Restricted Stock Agreements are expressly ratified and confirmed by the Company and Stockholder.

(b) 2012 Option Agreement. The 2012 Option Agreement is hereby amended as follows:

(i) Sections 2(a)(2) of the 2012 Option Agreement is hereby deleted in its entirety and replaced as follows:

“(2) Accelerated Vesting Upon Certain Events Relating to Transition. All of the then unvested Shares shall become vested Shares upon the earlier of: (i) the Transition Date (as such term is defined in the Amended and Restated Executive Employment Agreement by and between the Company and Participant dated June 17, 2013 (the “Employment Agreement”)), (ii) Participant’s employment is terminated without Cause (as defined in the Employment Agreement) prior to the Transition Date, or (iii) Participant resigns from his employment for Good Reason (as defined in the Employment Agreement) prior to the Transition Date, provided that (x) Participant does not elect to terminate his employment for reasons other than Good Reason (as defined in the Employment Agreement) prior to the Transition Date, and (y) Participant’s employment is not terminated for Cause (as defined in the Employment Agreement) prior to the Transition Date.”

(ii) Section 3(c) is hereby amended by deleting reference to “three months” and replacing it with “twenty four (24) months”.

(iii) Except as modified hereby, all of the terms and conditions set forth in the 2012 Option Agreement are expressly ratified and confirmed by the Company and Participant.

6. Restrictive Covenants. During the Executive’s employment with the Company, the Executive will be exposed to, and provided with, valuable confidential and/or trade secret information concerning the Company and its present and future business plans and operations. As a result, in order to protect the Company’s legitimate business interests, the Executive shall, as a condition of commencing employment, execute and deliver to the Company the Company’s Proprietary Rights Agreement, a copy of which is attached to this Agreement as Exhibit C. For clarity, the obligations and covenants of the Executive pursuant to the Proprietary Rights Agreement constitute material responsibilities of the Executive to the Company pursuant to this Agreement.

7. Other Agreements. The Executive represents that the Executive’s performance of all the terms of this Agreement and the performance of the Executive’s duties as an employee of the Company do not and will not breach any agreement with any prior employer or other party to which the Executive is a party (including without limitation any nondisclosure or noncompetition agreement), or violate or contravene any judgment, administrative order or other legal prohibition specifically naming the Executive. The Executive agrees that if the Executive, during the Employment Period, becomes subject to any such agreement or prohibition, the Executive shall immediately notify the Company. The Company acknowledges that it is aware that the Executive may be subject to certain confidentiality and non-disparagement covenants with respect to the Executive’s prior employers.

8. Indemnification. The Company shall indemnify and hold harmless the Executive against any liability asserted against or incurred by the Executive in the Executive’s capacity as a director, officer and/or employee of the Company or an affiliate of the Company or as fiduciary of any Company employee benefit plan to the fullest extent permitted by law. Notwithstanding the foregoing, the Executive shall have no right to indemnification on account of: (a) acts or omissions of the Executive finally adjudged to be intentional misconduct, gross negligence, fraud or a violation of law; or (b) any transaction with respect to which it is finally adjudged that the Executive personally received a benefit in money, property or services to which the Executive was not legally entitled. In addition, the Company shall include the Executive within the coverage of any directors and officers liability insurance policy to the full extent that any other director or other executive officer of the Company, as applicable, is so covered. The indemnification and insurance provisions of this paragraph shall survive the Executive’s termination of employment with the Company and while potential liability exists.

9. Miscellaneous.

9.1. Notices. Any notices delivered under this Agreement shall be deemed duly delivered four (4) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph of this Agreement. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 9.1.

9.2. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

9.3. Entire Agreement. This Agreement, together with the Stock Restriction Agreements, the Option Agreements, the Voting Agreement and the Proprietary Rights Agreement, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. The Prior Agreement is hereby amended and restated in its entirety and shall be of no further force or effect as of the Effective Date.

9.4. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

9.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions of the Commonwealth of Massachusetts),

9.6. Resolution of Disputes. Any dispute, difference or controversy arising under this Agreement, the Stock Restriction Agreements, the Option Agreements or the Proprietary Rights Agreement shall be settled by arbitration. Any arbitration pursuant to this Section shall be held before a single neutral arbitrator selected from the roles of the American Arbitration Association pursuant to the Commercial Arbitration Rules. The arbitrator (a) shall not have the power or authority to add to, alter, amend or modify the terms of this Agreement; (b) shall have no power to award punitive or exemplary damages; and (c) shall interpret and construe this Agreement in accordance with, and shall be bound by the laws of the Commonwealth of Massachusetts. Except as otherwise set forth herein, each party shall bear its own expenses for counsel and other out-of-pocket costs in connection with any resolution of a dispute, difference or controversy. Any arbitration shall take place in Boston, Massachusetts or at such other location as the parties may agree upon, according to the American Arbitration Association’s Commercial Arbitration Rules now in force and hereafter adopted. The arbitrator shall make any award in accordance with and based upon all the provisions of this Agreement and judgment upon any award rendered by the arbitrator shall be entered in any court having jurisdiction thereof. The fees and disbursements of such arbitrator shall be borne equally by the parties, with each party bearing its own expenses for counsel and other out-of-pocket costs. The arbitrator is specifically authorized to award costs and attorney’s fees to the party substantially prevailing in the arbitration and shall do so in any case in which the arbitrator believes the arbitration was not commenced in good faith.

9.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by the Executive. The Company may only assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall use reasonable efforts to secure such successor’s agreement to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

9.8. Waivers. No delay or omission by the Company or the Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or the Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

9.9. No Mitigation: No Offset. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer.

9.10. Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

9.11. Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

9.12. Termination of Consulting Agreement. As a founding shareholder of the Company, the Executive and the Company entered into a certain Consulting Agreement on or about December 31, 2009 (the “Founder Consulting Agreement”). Upon the Effective Date of the Prior Agreement, the parties agreed that the Founder Consulting Agreement was terminated and of no further force or effect.

9.13. Execution: Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. This Agreement may be executed and delivered by facsimile, email/pdf format or other electronic means and each party may fully rely upon such execution and delivery.

9.14. Survival. The provisions of Sections 5, 6, 7, 8 and 9 shall survive the termination of this Agreement.

9.15. Legal Expenses. The Company agrees to pay for any reasonable legal fees that the Executive incurs in connection with the review and negotiation of this Agreement and any other agreements executed in connection with this Agreement or to be executed in connection with this Agreement, in an amount not to exceed Twelve Thousand Dollars ($12,000.00).

9.16. Approval By Board of Directors. The Company represents that this Agreement and all other agreements executed in connection herewith or to be executed pursuant to the terms hereof have been duly approved and authorized by the Board of Directors.

Execution Copy

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

CIVITAS THERAPEUTICS, INC.

By:	/s/ Robert Roche
Name:	Robert Roche
Title:	Member, Board of Directors

EXECUTIVE

By:	/s/ Glenn Batchelder
Name:	Glenn Batchelder

Execution Copy

Exhibit A

2013 Option Agreement

Civitas Therapeutics, Inc.

Incentive Stock Option Agreement

Granted Under 2010 Stock Incentive Plan

1.	Grant of Option.

This agreement evidences the grant by Civitas Therapeutics, Inc., a Delaware corporation (the “Company”), on January 31, 2013 (the “Grant Date”) to Glenn Batchelder, an individual (the “Participant”), of an option to purchase, in whole or in part, on the terms provided herein and in the Company’s 2010 Stock Incentive Plan (the “Plan”), a total of 200,000 shares (the “Shares”) of common stock, $0.001 par value per share, of the Company (“Common Stock”) at $        per Share. For purposes of this agreement, the “Vesting Start Date” shall mean January 31, 2013. Unless earlier terminated, this option shall expire at 5:00 p.m., Eastern time, on the ten-year anniversary of the Grant Date (the “Final Exercise Date”).

It is intended that the option evidenced by this agreement shall be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”). Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.	Vesting Schedule.

(a) Option Exercise Schedule.

(1) Standard Vesting. This option will become exercisable (“vest”) as to one-forty-eighth (1/48) of the original number of Shares at the end of each successive one-month period following the Vesting Start Date until the four-year anniversary of the Vesting Start Date.

The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof or the Plan.

(2) Accelerated Vesting Upon Certain Events Relating to Transition. All of the then unvested Shares shall become vested Shares upon the earlier of: (i) the Transition Date (as such term is defined in the Amended and Restated Executive Employment Agreement by and between the Company and Participant dated June     , 2013 (the “Employment Agreement”)), (ii) Participant’s employment is terminated without Cause (as defined in the Employment Agreement) prior to the Transition Date, or (iii) Participant resigns from his employment for Good Reason (as defined in the Employment Agreement) prior to the Transition Date, provided that (x) Participant does not elect to terminate his employment for reasons other than Good Reason (as defined in the Employment Agreement) prior to the Transition Date, and (y) Participant’s employment is not terminated for Cause (as defined in the Employment Agreement) prior to the Transition Date.

(3) Accelerated Vesting Upon Death or Disability. If, after the Vesting Start Date, the Participant’s Business Relationship is terminated as a result of the Participant’s death or Permanent Disability (as defined below), then all of the then unvested Shares that would have become vested Shares had the Participant’s Business Relationship continued for nine (9) months following such termination shall become vested Shares as of the date of such termination.

(4) Accelerated Vesting Upon Acquisition. If, after the Vesting Start Date and prior to the termination of the Participant’s Business Relationship, or if, after the Vesting Start Date and within two (2) months after the termination of the Participant’s Business Relationship if such termination was by the Company without Cause or by the Participant for Good Reason, an Acquisition (as defined below) occurs, then all of then unvested Shares shall become vested Shares as of the first to occur of: (A) the first date three hundred sixty (360) days following the closing of such Acquisition or, if the unvested Shares are not assumed by the entity effecting the Acquisition, immediately prior to the closing of such Acquisition; or (B) the date of the termination of the Participant’s Business Relationship by the Company without Cause or by the Participant for Good Reason; in any case provided the Participant’s Business Relationship is not first terminated by the Company for Cause.

(5) Conditions of Acceleration: Any acceleration of vesting contemplated by Sections 2(a)(2), 2(a)(3) and/or 2(a)(4): (A) shall be contingent upon the execution (and nonrevocation), within sixty (60) days following termination of the Participant’s Business Relationship or closing of an Acquisition, as applicable, by the Participant of a general release of the Company, its affiliates, stockholders, directors, officers, employees and agents from all claims (other than claims for the payment to be made and benefits to be provided), together with an agreement to not make any disparaging comments, statements or communications about the Company, its affiliates, stockholders, directors, officers, employees or agents, or its management or business practices for three (3) years following termination of the Participant’s Business Relationship or closing of an Acquisition, as applicable, all in a form reasonably provided by the Company; (B) shall be contingent upon the Participant’s compliance with all non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company; and (C) together with any remedies provided in any consulting or employment agreement between the Company and the Participant covering the Participant’s Business Relationship at the relevant time, shall constitute the sole remedy of the Participant in the event of a termination of the Participant’s Business Relationship in the circumstances set forth in Sections 2(a)(2), 2(a)(3) and/or 2(a)(4).

(b) Definitions. The following definitions shall apply to this agreement:

(1) “Acquisition” means (A) any acquisition of the Company by a Person (as defined below) not an Affiliate (as defined below) of the Company, by means of merger or other form of corporate reorganization in which the outstanding ownership interests of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring Person and in which the holders of the Company’s ownership interests hold less than fifty percent (50%) of the acquiring or surviving Person (other than a mere reincorporation transaction), or (B) a sale of all or substantially all of the assets of the Company by a Person not an Affiliate of the Company; provided, however, that an “Acquisition” shall not include an initial public offering of the Company’s stock or a mere recapitalization transaction or the sale of equity by the Company through a private offering of shares to venture capital, institutional, strategic or other equity security financing for the account of the Company.

(2) “Affiliate” means with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person (as used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract or otherwise).

(3) “Business Relationship” means service to the Company, its successor or any affiliate of the Company as an employee, officer or director of, or a consultant or advisor to, the Company or its successors.

(4) “Cause” shall mean Participant’s (A) conviction of, or guilty plea to, a felony, (B) commission of a fraudulent, illegal or materially dishonest act in connection with the Participant’s Business Relationship, as reasonably determined by the Board of Directors of the Company acting in good faith, or (C) willful and repeated failure or refusal to attempt to perform his duties to the Company or material breach of any agreement between the Company and the Participant, provided that the Participant shall have thirty (30) days to cure in all material respects such Cause event(s) following the Participant’s receipt of written notice by the Company, which notice shall specifically identify the Cause upon which the termination is based and after the Participant has been given such notice and the opportunity to appear before the full Board of Directors to discuss such alleged Cause (unless such act or omission, by its nature, may not be remedied, in which case such determination of Cause may be effective immediately).

(5) “Good Reason” shall mean, if and only if the Participant is then employed by the Company, (A) any reduction in the Participant’s salary (other than in connection with a reduction in salary with respect to all other senior executives of the Company), (B) any material diminution or other adverse change in the Participant’s authority, responsibilities, or duties without the prior written consent of the Participant, (C) a material breach by the Company of any material agreement between the Company and the Participant, or (iv) the relocation, without the written consent of the Participant, of the place of business at which the Participant principally performs Participant’s duties for the Company to a location that is greater than 35 miles from the location Participant principally performs Participant’s duties for the Company immediately prior to such relocation. Notwithstanding the foregoing, (X) the Participant will be deemed to have given consent to the condition(s) described in this definition if the Participant does hot provide written notice to the Company of such Good Reason event(s) within ninety (90) days from first occurrence of such Good Reason event(s) and (Y) to the extent the Company has not cured such Good Reason event(s) during the 30-day cure period, the Participant must terminate the Participant’s employment for Good Reason no later than one hundred and eighty (180) days following the occurrence of such Good Reason event(s) by providing the Company thirty (30) days prior written notice of termination, which may run concurrently with the Company’s cure period.

(6) “Permanent Disability” means that (A) the Participant has been incapacitated by mental or physical injury or illness so as to be prevented thereby from engaging in the performance of the Participant’s duties to the Company and (B) such incapacity has continued for a period of ninety (90) days.

(7) “Person” means any individual, company, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company or other legal entity or organization.

3.	Exercise of Option.

(a) Form of Exercise. Each election to exercise this option shall be in writing, signed by the Participant, and received by the Company at its principal office, accompanied by this agreement, and payment in full in the manner provided in the Plan. The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share.

(b) Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the Grant Date, an employee or officer of, or consultant or advisor to, the Company or any parent or subsidiary of the Company as defined in Section 424(e) or (f) of the Code (an “Eligible Participant”).

(c) Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d) and (e) below, the right to exercise this option shall terminate twenty four (24) months after such cessation (but in no event after the Final Exercise Date), provided that, subject to Section 2(a), this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation. Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this option shall terminate immediately upon written notice to the Participant from the Company describing such violation.

(d) Exercise Period Upon Death or Disability. If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for “cause” as specified in paragraph (e) below, this option shall be exercisable, within the period of one year following the date of death or disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided that, subject to Section 2(a), this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his or her death or disability, and further provided that this option shall not be exercisable after the Final Exercise Date.

(e) Termination for Cause. If, prior to the Final Exercise Date, the Participant’s employment is terminated by the Company for Cause, the right to exercise this option shall terminate immediately upon the effective date of such termination of employment. If, prior to the Final Exercise Date, the Participant is given notice by the Company of the termination of his or her employment by the Company for Cause, and the effective date of such employment termination is subsequent to the date of delivery of such notice, the right to exercise this option shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s employment shall not be terminated for Cause as provided in such notice or (ii) the effective date of such termination of employment (in which case the right to exercise this option shall, pursuant to the preceding sentence, terminate upon the effective date of such termination of employment).

4.	Company Right of First Refusal.

(a) Notice of Proposed Transfer. If the Participant proposes to sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively, “transfer”) any Shares acquired upon exercise of this option, then the Participant shall first give written notice of the proposed transfer (the “Transfer Notice”) to the Company. The Transfer Notice shall name the proposed transferee and state the number of such Shares the Participant proposes to transfer (the “Offered Shares”), the price per share and all other material terms and conditions of the transfer.

(b) Company Right to Purchase. For 30 days following its receipt of such Transfer Notice, the Company shall have the option to purchase all or part of the Offered Shares at the price and upon the terms set forth in the Transfer Notice. In the event the Company elects to purchase all or part of the Offered Shares, it shall give written notice of such election to the Participant within such 30-day period. Within 10 days after his or her receipt of such notice, the Participant shall tender to the Company at its principal offices the certificate or certificates representing the Offered Shares to be purchased by the Company, duly endorsed in blank by the Participant or with duly endorsed stock powers attached thereto, all in a form suitable for transfer of the Offered Shares to the Company. Promptly following receipt of such certificate or certificates, the Company shall deliver or mail to the Participant a check in payment of the purchase price for such Offered Shares; provided that if the terms of payment set forth in the Transfer Notice were other than cash against delivery, the Company may pay for the Offered Shares on the same terms and conditions as were set forth in the Transfer Notice; and provided further that any delay in making such payment shall not invalidate the Company’s exercise of its option to purchase the Offered Shares.

(c) Shares Not Purchased by Company. If the Company does not elect to acquire all of the Offered Shares, the Participant may, within the 30-day period following the expiration of the option granted to the Company under subsection (b) above, transfer the Offered Shares which the Company has not elected to acquire to the proposed transferee, provided that such transfer shall not be on terms and conditions more favorable to the transferee than those contained in the Transfer Notice. Notwithstanding any of the above, all Offered Shares transferred pursuant to this Section 4 shall remain subject to the right of first refusal set forth in this Section 4 and such transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Section 4.

(d) Consequences of Non-Delivery. After the time at which the Offered Shares are required to be delivered to the Company for transfer to the Company pursuant to subsection (b) above, the Company shall not pay any dividend to the Participant on account of such Offered Shares or permit the Participant to exercise any of the privileges or rights of a stockholder with respect to such Offered Shares, but shall, insofar as permitted by law, treat the Company as the owner of such Offered Shares.

(e) Exempt Transactions. The following transactions shall be exempt from the provisions of this Section 4:

(1) any transfer of Shares to or for the benefit of any spouse, child or grandchild of the Participant, or to a trust for their benefit;

(2) any transfer pursuant to an effective registration statement filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”); and

(3) the sale of all or substantially all of the outstanding shares of capital stock of the Company (including pursuant to a merger or consolidation);

provided, however, that in the case of a transfer pursuant to clause (1) above, such Shares shall remain subject to the right of first refusal set forth in this Section 4.

(f) Assignment of Company Right. The Company may assign its rights to purchase Offered Shares in any particular transaction under this Section 4 to one or more persons or entities.

(g) Termination. The provisions of this Section 4 shall terminate upon the earlier of the following events:

(1) the closing of the sale of shares of Common Stock in an underwritten public offering pursuant to an effective registration statement filed by the Company under the Securities Act; or

(2) the sale of all or substantially all of the outstanding shares of capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the Company’s voting securities immediately prior to such transaction beneficially own, directly or indirectly, more than 75% (determined on an as-converted basis) of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction).

(h) No Obligation to Recognize Invalid Transfer. The Company shall not be required (1) to transfer on its books any of the Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Section 4, or (2) to treat as owner of such Shares or to pay dividends to any transferee to whom any such Shares shall have been so sold or transferred.

(i) Legends. The certificate representing Shares shall bear a legend substantially in the following form (in addition to, or in combination with, any legend required by applicable federal and state securities laws and agreements relating to the transfer of the Company securities):

“The shares represented by this certificate are subject to a right of first refusal in favor of the Company, as provided in a certain stock option agreement with the Company.”

5.	Agreement in Connection with Initial Public Offering.

The Participant agrees, in connection with the initial underwritten public offering of the Common Stock pursuant to a registration statement under the Securities Act, (i) not to (a) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any other securities of the Company or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of Common Stock or other securities of the Company, whether any transaction described in clause (a) or (b) is to be settled by delivery of securities, in cash or otherwise, during the period beginning on the date of the filing of such registration statement with the Securities and Exchange Commission and ending 180 days after the date of the final prospectus relating to the offering (plus up to an additional 34 days to the extent requested by the managing underwriters for such offering in order to address Rule 2711(f) of the National Association of Securities Dealers, Inc. or any similar successor provision), and (ii) to execute any agreement reflecting clause (i) above as may be requested by the Company or the managing underwriters at the time of such offering. The Company may impose stop-transfer instructions with respect to the shares of Common Stock or other securities subject to the foregoing restriction until the end of the “lock-up” period.

6.	Tax Matters.

(a) Withholding. No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

(b) Disqualifying Disposition. If the Participant disposes of Shares acquired upon exercise of this option within two years from the Grant Date or one year after such Shares were acquired pursuant to exercise of this option, the Participant shall notify the Company in writing of such disposition.

7.	Transfer Restrictions.

(a) This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.

(b) The Participant agrees that he or she will not transfer any Shares issued pursuant to the exercise of this option unless the transferee, as a condition to such transfer, delivers to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of Section 4 and Section 5; provided that such a written confirmation shall not be required with respect to (1) Section 4 after such provision has terminated in accordance with Section 4(g) or (2) Section 5 after the completion of the lock-up period in connection with the Company’s initial underwritten public offering.

8.	Provisions of the Plan.

This option is subject to the provisions of the Plan (including the provisions relating to amendments to the Plan), a copy of which is furnished to the Participant with this option.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.

Civitas Therapeutics, Inc.

By:
Name:
Title:

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing option and agrees to the terms and conditions thereof. The undersigned hereby acknowledges receipt of a copy of the Company’s 2010 Stock Incentive Plan.

PARTICIPANT:

Address:

NOTICE OF STOCK OPTION EXERCISE

Date:

Civitas Therapeutics, Inc.

Attention: Treasurer

Dear Sir or Madam:

I am the holder of an Incentive Stock Option granted to me under the Civitas Therapeutics, Inc. (the “Company”) 2010 Stock Incentive Plan on                     for the purchase of                 shares of Common Stock of the Company at a purchase price of $        per share.

I hereby exercise my option to purchase                 shares of Common Stock (the “Shares”), for which I have enclosed                     in the amount of                     . Please register my stock certificate as follows:

Name(s):

Address:

Tax I.D. #:

I represent, warrant and covenant as follows:

1.	I am purchasing the Shares for my own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Shares in violation of the Securities Act of 1933 (the “Securities Act”), or any rule or regulation under the Securities Act.

2.	I have had such opportunity as I have deemed adequate to obtain from representatives of the Company such information as is necessary to permit me to evaluate the merits and risks of my investment in the Company.

3.	I have sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the Shares and to make an informed investment decision with respect to such purchase.

4.	I can afford a complete loss of the value of the Shares and am able to bear the economic risk of holding such Shares for an indefinite period.

5.	I understand that (i) the Shares have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act, (ii) the Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available; (iii) in any event, the exemption from registration under Rule 144 will not be available for at least six months and even then will not be available unless a public market then exists for the Common Stock, adequate information concerning the Company is then available to the public, and other terms and conditions of Rule 144 are complied with; and (iv) there is now no registration statement on file with the Securities and Exchange Commission with respect to any stock of the Company and the Company has no obligation or current intention to register the Shares under the Securities Act.

Very truly yours,

(Signature)

Exhibit B

Consulting Agreement

Exhibit B

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (together with the attached Business Terms Exhibit, the “Agreement”), is made as of                    , 201     (the “Effective Date”) by and between Civitas Therapeutics, Inc., a Delaware corporation with a principal business address at 190 Everett Avenue Chelsea, MA 02150 (“Civitas”), and Glenn Batchelder with an address at [—] (“Consultant”). Civitas desires to have the benefit of Consultant’s knowledge and experience, and Consultant desires to provide services to Civitas, all as provided in this Agreement.

1.	Services. Civitas retains Consultant, and Consultant agrees to provide, consulting and advisory services to Civitas as Civitas may from time to time reasonably request and as specified in the attached Business Terms Exhibit (the “Consulting Services”). Any changes to the Consulting Services (and any related compensation adjustments) must be agreed to in writing between Consultant and Civitas prior to implementation of the changes.

2.	Compensation. As full consideration for Consulting Services provided under this Agreement, Civitas agrees to pay Consultant and reimburse expenses as described in the Business Terms Exhibit.

3.	Performance. Consultant agrees to provide the Consulting Services to Civitas, or to its designee, in accordance with all applicable laws and regulations and the highest professional standards. Consultant represents and warrants that Consultant has not been, and is not under consideration to be (a) debarred from providing services pursuant to Section 306 of the United States Federal Food Drug and Cosmetic Act, 21 U.S.C. § 335a; (b) excluded, debarred or suspended from, or otherwise ineligible to participate in, any federal or state health care program or federal procurement or nonprocurement programs (as that term is defined in 42 U.S.C. §1320a-7b(f)); (c) disqualified by any government or regulatory agencies from performing specific services, and is not subject to a pending disqualification proceeding; or (d) convicted of a criminal offense related to the provision of health care items or services, or under investigation or subject to any such action that is pending.

4.	Compliance with Obligations to Third Parties. Consultant represents and warrants to Civitas that the terms of this Agreement and Consultant’s performance of Consulting Services do not and will not conflict with any of Consultant’s obligations to any third parties. Consultant agrees not to use any trade secrets or other confidential information of any other person, firm, corporation, institution or other third party in connection with any of the Consulting Services. If Consultant is an employee of another company or institution, Consultant represents and warrants that Consultant is permitted to enter into this Agreement pursuant to such company’s or institution’s policies concerning professional consulting and additional workload. Consultant agrees not to make any use of any funds, space, personnel, facilities, equipment or other resources of a third party in performing the Consulting Services, nor take any other action that would result in a third party asserting ownership of, or other rights in, any Work Product (defined in Section 5), unless agreed upon in writing in advance by Civitas.

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5.	Work Product. Consultant will promptly and fully disclose in confidence to Civitas all inventions, discoveries, improvements, ideas, concepts, designs, processes, formulations, products, computer programs, works of authorship, databases, mask works, trade secrets, know-how, information, data, documentation, reports, research, creations and other products arising from or made in the performance of (solely or jointly with others) the Consulting Services (whether or not patentable or subject to copyright or trade secret protection) (collectively, the “Work Product”). Consultant assigns and agrees to assign to Civitas all rights in the United States and throughout the world to Work Product. Consultant will keep and maintain adequate and current written records of all Work Product, and such records will be available to and remain the sole property of Civitas at all times. For purposes of the copyright laws of the United States, Work Product will constitute “works made for hire,” except to the extent such Work Product cannot by law be “works made for hire”. Consultant represents and warrants that Consultant has and will have the right to transfer and assign to Civitas ownership of all Work Product. Consultant will execute all documents, and take any and all actions needed, all without further consideration, in order to confirm Civitas’ rights as outlined above. In the event that Consultant should fail or refuse to execute such documents within a reasonable time, Consultant appoints Civitas as attorney to execute and deliver any such documents on Consultant’s behalf.

6.	Confidentiality. “Confidential Information” means (a) any scientific, technical, business or financial information or trade secrets in whatever form (written, oral or visual) that is furnished or made available to Consultant by or on behalf of Civitas; (b) all information contained in or comprised of Civitas Materials (defined in Section 8); and (c) all Work Product. Confidential Information is, and will remain, the sole property of Civitas. During the Term (as defined in Section 9) and for a period of five (5) years thereafter, Consultant agrees to (i) hold in confidence all Confidential Information, and not disclose Confidential Information without the prior written consent of Civitas; (ii) use Confidential Information solely in connection with the Consulting Services; (iii) treat Confidential Information with no less than a reasonable degree of care; and (iv) reproduce Confidential Information solely to the extent necessary to provide the Consulting Services, with all such reproductions being considered Confidential Information. Notwithstanding the foregoing, the non-disclosure and non-use obligations imposed by this Agreement with respect to trade secrets included in the Confidential Information will continue for as long as Civitas continues to treat such Confidential Information as a trade secret. Consultant’s obligations of nondisclosure and non-use under this Agreement will not apply to any portion of Confidential Information that Consultant can demonstrate, by competent proof:

(a)	is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of Consultant;

(b)	is in Consultant’s possession at the time of disclosure other than as a result of Consultant’s breach of any legal obligation;

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(c)	becomes known to Consultant on a non-confidential basis through disclosure by sources other than Civitas having the legal right to disclose such Confidential Information; or

(d)	is independently developed by Consultant without reference to or reliance upon Confidential Information.

If Consultant is required by a governmental authority or by order of a court of competent jurisdiction to disclose any Confidential Information, Consultant will give Civitas prompt written notice thereof and Consultant will take all reasonable and lawful actions to avoid or minimize the degree of such disclosure. Consultant will cooperate reasonably with Civitas in any efforts to seek a protective order.

7.	Civitas Materials. All documents, data, records, materials, compounds, apparatus, equipment and other physical property furnished or made available by or on behalf of Civitas to Consultant in connection with this Agreement (“Civitas Materials”) are and will remain the sole property of Civitas. Consultant will use Civitas Materials only as necessary to perform the Consulting Services and will not transfer or make available to any third party the Civitas Materials without the express prior written consent of Civitas. Consultant will return to Civitas any and all Civitas Materials upon request.

8.	Publication; Publicity. Consultant may not publish or refer to Work Product, in whole or in part, without the prior express written consent of Civitas. Consultant will not use the name, logo, trade name, service mark, or trademark, or any simulation, abbreviation, or adaptation of same, or the name of Civitas or any of its affiliates for publicity, promotion, or other uses without Civitas’ prior written consent. Notwithstanding the foregoing, Consultant may, without obtaining Civitas’ prior consent, generally disclose a description of the services he provided to Civitas on his resume or in other instances where he is generally describing his professional accomplishments.

9.

Expiration/Termination. The term of this Agreement will commence on the Effective Date and expire at the end of the period specified in the “Term” Section of the Business Terms Exhibit, unless sooner terminated pursuant to the provisions of this Section 9 or extended by mutual written agreement of the parties (the “Term”). Civitas may terminate this Agreement upon written notice to Consultant (a) at any time for Cause (as defined below) or (b) at any time after Consultant’s commencement of employment with a 3rd party for greater than twenty (20) hours per week. Consultant may terminate this Agreement at any time without cause upon not less than thirty (30) days’ prior written notice to Civitas. Any expiration or termination of this Agreement shall be without prejudice to any obligation of either party that has accrued prior to the effective date of expiration or termination, provided that, if Civitas terminates this Agreement without Cause, then all consulting fees that would have been paid during the Term had Civitas not terminated the Agreement without Cause, shall be paid to Consultant in one lump sum upon the effective date of the termination of this Agreement. Upon expiration or termination of this Agreement, neither Consultant nor Civitas will have any further obligations under this Agreement, except that (a) Consultant will terminate all Consulting Services in progress in an orderly manner as soon as practicable and in accordance with a

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schedule agreed to by Civitas, unless Civitas specifies in the notice of termination that Consulting Services in progress should be completed; (b) Consultant will deliver to Civitas all Work Product made through expiration or termination; (c) Civitas will pay Consultant any monies due and owing Consultant under this Agreement and all authorized expenses actually incurred; (d) Consultant will immediately return to Civitas all Civitas Materials and other Confidential Information and copies thereof provided to Consultant under this Agreement; and (e) the terms, conditions and obligations under Sections 3, 5, 6, 7, 8, 9 and 10 will survive expiration or termination of this Agreement. For purposes of this Agreement, “Cause” shall mean Consultant’s conviction of, or guilty plea to, a felony, (ii) Consultant’s commission of a fraudulent, illegal or materially dishonest act in connection with Consultant’s engagement by Civitas, as reasonably determined by Civitas’ Board of Directors acting in good faith, or (iii) Consultant’s willful and repeated failure or refusal to attempt to perform Consultant’s duties to Civitas or material breach of this Agreement or any other agreement between Civitas and Consultant.

10.	Miscellaneous.

(a)	Independent Contractor. The parties understand and agree that Consultant is an independent contractor and not an agent or employee of Civitas. Consultant has no authority to obligate Civitas by contract or otherwise. Consultant will not be eligible for any employee benefits of Civitas pursuant to this Agreement and expressly waives any rights to any employee benefits pursuant to this Agreement. Consultant will bear sole responsibility for paying and reporting Consultant’s own applicable federal and state income taxes, social security taxes, unemployment insurance, workers’ compensation, and health or disability insurance, retirement benefits, and other welfare or pension benefits, if any, and indemnifies and holds Civitas harmless from and against any liability with respect to such taxes, benefits and other matters.

(b)	Use of Name. Consultant consents to the use by Civitas of Consultant’s name on its website, in press releases, company brochures, offering documents, presentations, reports or other documents in printed or electronic form, and any documents filed with or submitted to any governmental or regulatory agency or any securities exchange or listing entity; provided, that such materials or presentations accurately describe the nature of Consultant’s relationship with or contribution to Civitas.

(c)	Entire Agreement. This Agreement contains the entire agreement of the parties with regard to its subject matter, and supersedes all prior or contemporaneous written or oral representations, agreements and understandings between the parties relating to that subject matter. This Agreement may be changed only by a writing signed by Consultant and an authorized representative of Civitas.

(d)

Assignment and Binding Effect. The Consulting Services to be provided by Consultant are personal in nature. Consultant may not assign or transfer this Agreement or any of Consultant’s rights or obligations hereunder. In no event

-CONFIDENTIAL-

will Consultant assign or delegate responsibility for actual performance of the Consulting Services to any third party. Civitas may transfer or assign this Agreement, in whole or in part, without the prior written consent of Consultant. Any purported assignment or transfer in violation of this Section is void. This Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, successors and permitted assigns.

(e)	Notices. All notices required or permitted under this Agreement must be in writing and must be given by directing the notice to the address for the receiving party set forth in this Agreement or at such other address as the receiving party may specify in writing under this procedure. Notices to Civitas will be marked “Attention: President”. All notices must be given (i) by personal delivery, with receipt acknowledged, (ii) by prepaid certified or registered mail, return receipt requested, or (iii) by prepaid recognized next business day delivery service. Notices will be effective upon receipt or at a later date stated in the notice.

(f)	Governing Law. This Agreement and any disputes relating to or arising out of this Agreement will be governed by, construed, and interpreted in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to any choice of law principle that would require the application of the law of another jurisdiction. The parties agree to submit to the exclusive jurisdiction of the state and federal courts located in the Commonwealth of Massachusetts and waive any defense of inconvenient forum to the maintenance of any action or proceeding in such courts.

(g)	Severability; Reformation. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision is found by a proper authority to be invalid or unenforceable in whole or in part. If any provision of this Agreement is found by such an authority to be invalid or unenforceable in whole or in part, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision and the intent of the parties, within the limits of applicable law.

(h)	No Strict Construction; Headings. This Agreement has been prepared jointly and will not be strictly construed against either party. The section headings are included solely for convenience of reference and will not control or affect the meaning or interpretation of any of the provisions of this Agreement.

(i)	Waivers. Any delay in enforcing a party’s rights under this Agreement, or any waiver as to a particular default or other matter, will not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written waiver relating to a particular matter for a particular period of time signed by Consultant and an authorized representative of the waiving party, as applicable.

-CONFIDENTIAL-

(j)	Remedies. Consultant agrees that (i) Civitas may be irreparably injured by a breach of this Agreement by Consultant; (ii) money damages would not be an adequate remedy for any such breach; (iii) as a remedy for any such breach Civitas will be entitled to seek equitable relief, including injunctive relief and specific performance, without being required by Consultant to post a bond; and (iv) such remedy will not be the exclusive remedy for any breach of this Agreement.

(k)	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature page follows]

-CONFIDENTIAL-

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

CIVITAS THERAPEUTICS, INC.	GLENN BATCHELDER

By:	By:
Name:
Title:

-CONFIDENTIAL-

BUSINESS TERMS EXHIBIT

Consulting Agreement with Glenn Batchelder

Dated [Date]

1.	Consulting Services:

Consultant will provide the following Consulting Services to Civitas:

Consultant will provide up to 48 hours per month (the “Hour Commitment”) of Consulting Services (if and as reasonably requested by Civitas) on a schedule, of the scope and at a location or locations mutually agreed between Consultant and Civitas. Consultant and Civitas agree that the Hour Commitment is equal to 20% or less of the average level of monthly services that Consultant performed for Civitas in the 36 months prior to the Effective Date. In addition, Consultant will be available for a reasonable number of telephone and/or written consultations.

2.	Compensation:

Fees: Civitas will pay Consultant a consulting fee equal to $31,237.50 per month.

Expenses: Civitas will reimburse Consultant for any pre-approved expenses actually incurred by Consultant in connection with the provision of Consulting Services. Requests for reimbursement will be in a form reasonably acceptable to Civitas, will include supporting documentation and will accompany Consultant’s invoices.

Invoicing: No later than the last day of each calendar month, Consultant will invoice Civitas for the monthly consulting fee due and related expenses incurred during the preceding month. Invoices should reference this Agreement and should be submitted to Civitas to the attention of: Manager of Administration. Invoices will contain such detail as Civitas may reasonably require and will be payable in U.S. Dollars. Undisputed payments will be made by Civitas within thirty (30) days after Civitas’ receipt of Consultant’s invoice, request for reimbursement and all supporting documentation.

3.	Term:

Beginning on the Effective Date, this Agreement will be for a term equal to (a) one year assuming that Consultant served as the Chief Executive Officer of Civitas immediately prior to the termination of Consultant’s employment with Civitas or (b) one year less the period of time that Consultant was employed by Civitas in a role other than Chief Executive Officer immediately prior to the termination of Consultant’s employment with Civitas.

-CONFIDENTIAL-

Exhibit C

Proprietary Rights Agreement

INVENTION, NON-DISCLOSURE,

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Agreement (“Agreement”) is made by and between Corregidor Therapeutics, Inc., a Delaware corporation (hereinafter referred to collectively with its subsidiaries as the “Company”), and Glenn Batchelder (the “Employee”).

In consideration of the continued employment of the Employee by the Company, and as a condition of the agreement by Longitude Venture Partners, L.P., Longitude Capital Associates, L.P., Canaan VII, L.P. and Alkermes, Inc. (the “Investors”) to invest in the Company, the Company and the Employee agree as follows:

1.	Condition of Employment.

The Employee acknowledges that his/her employment and/or the continuance of that employment with the Company, the bonus or other monetary consideration that the Employee will receive at the commencement of his/her employment and/or in connection with entering into this Agreement, any options, restricted stock, restricted stock units and other stock-based awards granted at any time to the Employee by the Company, and the Company’s receipt of funding from the Investors are contingent upon his/her agreement to sign and adhere to the provisions of this Agreement. The Employee further acknowledges that his employment will require the Company share with him proprietary and confidential information of the Company and that the nature of the Company’s business is such that protection of its proprietary and confidential information is critical to the survival and success of the Company’s business. This Agreement is intended to protect the Company’s proprietary and confidential information and business without unreasonably restricting the Employee’s ability to work elsewhere if his/her employment with the Company ends. The Employee agrees to be bound by this Agreement in circumstances of both voluntary and involuntary termination of employment, and regardless of whether additional severance compensation is paid by the Company.

2.	Proprietary and Confidential Information.

(a) The Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include discoveries, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer, prospect and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. The Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his/her duties as an employee of the Company) without written approval by an officer of the Company, either during or after his/her employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee. While employed by the Company, the Employee will use the Employee’s best efforts to prevent unauthorized publication or disclosure of any of the Company’s Proprietary Information.

(b) The Employee agrees that all files, documents, letters, memoranda, reports, records, data, sketches, diagrams, drawings, models, laboratory notebooks, program listings, computer equipment or devices, formulations, manufacturing equipment and layouts, methods, computer programs or other written, electronic, photographic, or other tangible or intangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his/her custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his/her duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his/her employment. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

(c) The Employee agrees that his/her obligation not to disclose or to use information and materials of the types set forth in paragraphs 2(a) and 2(b) above, and his/her obligation to return materials and tangible property, set forth in paragraph 2(b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company’s business.

(d) However, in the event that the Employee (i) is required, by court or administrative or regulatory order, or any governmental regulator with jurisdiction over the Employee, to disclose any portion of the Proprietary Information or (ii) is asked to or seeks to enter into evidence or otherwise voluntarily disclose in any administrative, judicial, quasi-judicial or arbitral proceeding, any portion of the Proprietary Information, the Employee shall provide the Company with prompt written notice of any such request or requirement prior to the disclosure of Proprietary Information, so the Company may, at the Company’s expense, seek a protective order or other appropriate remedy to prohibit or to limit such disclosure. If, in the absence of a protective order, the Employee is nonetheless compelled to disclose any Proprietary Information, the Employee shall as soon as practicable thereafter advise the Company of the Proprietary information so disclosed and the persons to whom it was so disclosed, and thereafter, may disclose only such portions of the Proprietary Information that are legally required to be disclosed.

3.	Developments.

(a) The Employee will make lull and prompt disclosure to the Company of all discoveries, inventions, improvements, enhancements, processes, methods, techniques, developments, designs, layouts, diagrams, prototypes, formulations, equipment, articles of manufacture, compositions of matter, software, and works of authorship, whether patentable or not, (i) which have been created, made, conceived or reduced to practice by the Employee or under his/her direction or jointly with others prior to the date hereof and which relate directly or indirectly to the Company’s proposed business, products or research and development, (ii) which are created, made, conceived or reduced to practice by him/her or under his/her direction or jointly with others during his/her employment by the Company, whether or not during normal working hours or on the premises of the Company, or (iii) which are created, made, conceived or reduced to practice by him/her or under his/her direction or jointly with others using the Company’s tools, devices, equipment or Proprietary Information (all of which are collectively referred to in this Agreement as “Developments”).

(b) The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his/her right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications and other intellectual property rights therein, However, this paragraph 3(b) shall not apply to Developments (described in clauses 3(a)(ii) and 3(a)(iii) above) which do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Development is created, made, conceived or reduced to practice and which are made and conceived by the Employee outside of normal working hours, off of the Company’s premises and without using the Company’s tools, devices, equipment or Proprietary Information, The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 3(b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. The Employee also hereby waives all claims to moral rights in any Developments.

(c) All Developments related to any patent, copyright, trade secret, or other intellectual property rights, and related to or useful in the Company s business, worked on by the Employee while the Employee is employed by the Company and for a period of one year after the termination or cessation of such employment for any reason shall be presumed to have been created, made, conceived or reduced to practice during the Employee’s employment with the Company and shall therefore be deemed a Development; provided, however, that the Employee may overcome the presumption with respect to the period of one year after the termination or cessation of employment by proving that such creation, making, conception or reduction to practice occurred only following termination of his or her employment with the Company and without the use of the Company’s tools, devices, equipment or Proprietary Information.

(d) The Employee agrees to cooperate fully with the Company, both during and after his/her employment with the Company, at the Company’s expense, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development.

4. Non-Competition and Non-Solicitation. While the Employee is employed by the Company and for a period of one year after the termination or cessation of such employment for any reason, the Employee will not directly or indirectly:

(a) Engage or assist others in engaging in any Competing Organization (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company). The term “Competing Organization” means any person, entity or organization engaged in, or about to become engaged in, research on or the acquisition, development, production, distribution, marketing, or providing of a product, process or service that competes or is reasonably expected to compete with a material product, process or service of the Company or being developed by the Company, but specifically excludes pulmonary delivery therapies utilized in products, processes or services not substantially similar to those produced, marketed, distributed or developed by the Company, However, this paragraph 4(a) shall not preclude the Employee from becoming an employee of, consultant to, or from otherwise providing services to, a separate division or operating unit of a multi-divisional business or enterprise (a “Division”) if (i) the Division by which the Employee is employed or engaged, or to which the Employee provides services, is not (if treated by itself as an independent entity) a Competing Organization, and (ii) the Employee does not provide services, directly or indirectly, to any other division or operating unit of such multi-divisional business or enterprise that is a Competing Organization (if treated by itself as an independent entity).

(b) Either alone or in association with others, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers, or business partners of the Company that were contacted, solicited, or served by the Employee directly or the Company during the 12-month period prior to the termination or cessation of the Employee’s employment with the Company; or

(c) Either alone or in association with others (i) solicit, induce or attempt to induce, any employee or independent contractor of the Company to terminate his or her employment or other engagement with the Company, or (ii) solicit or attempt to solicit any person who was employed or otherwise engaged by the Company at any time during the term of the Employee’s employment with the Company; provided, that this clause (ii) shall not apply to the solicitation of any individual whose employment or other engagement with the Company has been terminated for a period of six months or longer or who was terminated by the Company involuntarily. However, this paragraph 4(c) shall not apply to (I) general advertising or solicitation not specifically targeted at the Company, its employees or independent contractors, (II) the Employee serving as a reference, upon request, for any employee or independent contractor of the Company, and (III) actions taken by any person or entity with which the Employee is associated if the Employee is not personally involved in any manner in the hiring, recruitment, solicitation or engagement of any such individual (including but not limited to identifying any such individual for hiring, recruitment, solicitation or engagement).

5.	Other Agreements.

The Employee represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his/her employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The

Employee further represents that his/her performance of all the terms of this Agreement and the performance of his/her duties as an employee of the Company do not and will not conflict with or breach any agreement with any prior employer or other party to which the Employee is a party (including without limitation any nondisclosure or non-competition agreement), and that the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

6.	United States Government Obligations.

The Employee acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions that are made known to the Employee and to take all action necessary to discharge the obligations of the Company under such agreements.

7.	Miscellaneous.

(a) Equitable Remedies. The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage that is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Agreement and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

(b) Obligations to Third Parties. The Employee acknowledges and represents that this agreement and the Employee’s employment with the Company will not violate any continuing obligation the Employee has to any former employer or other third party.

(c) Disclosure of this Agreement. The Employee hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of the Employee’s future employers or prospective business associates, of the terms and existence of this Agreement and the Employee’s continuing obligations to the Company hereunder.

(d) No Employment Contract and No License. The Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue his/her employment for any period of time and does not change the at-will nature of his/her employment. The Employee further acknowledges that no license to any of the Company’s trademarks, patents, copyrights or other proprietary rights is either granted or implied by the Employee’s access to and utilization of the Proprietary Information or Developments.

(e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him or her. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(f) Interpretation. If any restriction set forth in Section 4 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(g) Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby,

(h) Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(j) Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(k) Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(l) Application in California. While the Employee is employed by the Company in California, and following the termination or cessation of such employment if the Employee is employed by the Company in California at the time of such termination or cessation, (i) the post-employment aspects of paragraph 3(c) and paragraph 4(a) shall be disregarded, and shall not apply to the Employee, and (ii) the post-employment aspects of paragraph 4(b) shall be disregarded, and shall not apply to the Employee, provided, however, that the Employee shall not directly or indirectly use Proprietary Information to engage in activities described in paragraph 4(b).

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

CORREGIDOR THERAPEUTICS, INC.

Date:	By:
RICK BATYCKY SECRETARY (print name and title)

GLENN BATCHELDER

Date:

[Signature Page to Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement]

C-8